Exhibit 99

October 31, 2003

Titan Europe to seek listing on London AIM exchange

Quincy, IL. — The Board of Directors of Titan International, Inc. (NYSE: TWI) has retained Seymour Pierce of London to investigate and prepare the necessary steps to take Titan Europe public on the AIM market in London. Titan Europe is a wholly-owned subsidiary of Titan International. Subject to obtaining all required approvals, it is anticipated that Seymour Pierce will place, on behalf of Titan International, up to 30 million pounds sterling (approximately $50 million U.S. dollars). Titan International will remain the largest stockholder going forward.

The present annual revenue of Titan Europe is approximately $130 million (U.S. dollars) with exciting growth potential as a publicly quoted European company. As the largest stockholder, Titan International will also benefit from this growth.

“Titan Europe has always been a profitable business and creating a separate public company will be beneficial for all involved,” stated Maurice Taylor Jr., Titan president and CEO. “Titan International will use the funds received to strengthen its balance sheet and take full advantage of the growing business opportunities in the North American market. Titan Europe will gain the freedom to use its own financial resources to expand the business, particularly in Europe.”

During the past two years, Titan International has focused on restructuring with the goal of becoming an extremely lean, low-cost, high-quality North American manufacturer of off-highway wheels, tires and assemblies.

“In the face of difficult economic conditions, Titan International is taking measures to retain its leadership position and we are determined to continue to use our expertise to provide our customers with products that meet their ever-changing needs,” continued Taylor.

Titan International is a global supplier of mounted wheel and tire systems for off-highway equipment used in agriculture, earthmoving/construction, and consumer (i.e. all terrain vehicles and trailers) applications. Titan has manufacturing and distribution facilities worldwide.